Exhibit 5.1

Michael Tenta

+1 650 843 5636

mtenta@cooley.com

January 2, 2019

Aptevo Therapeutics Inc.

2401 4th Avenue, Suite 1050

Seattle, WA 98121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Aptevo Therapeutics Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for offer and resale of up to 6,000,000, shares of common stock, par value $0.001 per share (the “Common Stock”) by the selling stockholder (the “Selling Stockholder”) identified in the Registration Statement. The Registration Statement is to register the resale of (i) 105,467 shares of Common Stock (the “Initial Commitment Shares”) issued to the Selling Stockholder by the Company before the date hereof, (ii) 195,867 shares of Common Stock (the “Additional Commitment Shares”) that may be issued to the Selling Stockholder by the Company pursuant to a Purchase Agreement dated December 20, 2018 between the Selling Stockholder and the Company (the “Purchase Agreement”), and (iii) up to 5,698,666 additional shares of Common Stock (the “Purchase Shares”) that may be issued to the Selling Stockholder from time to time by the Company pursuant to the Purchase Agreement.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, each as currently in effect, (iii) the Purchase Agreement and (iv) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by persons other than the Company where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed that each sale of Purchase Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion to the extent future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of the Company’s common stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Additional Commitment Shares or Purchase Shares then issuable under the Purchase Agreement.

Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is expressed only with respect to the DGCL and is based on the law as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

January 2, 2019

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Initial Commitment Shares have been validly issued and are fully paid and nonassessable, (ii) the Additional Commitment Shares, when issued by the Company as provided in the Purchase Agreement, the Registration Statement, and the Prospectus will be validly issued, fully paid and nonassessable and (iii) the Purchase Shares, when issued by the Company against payment therefore by the Selling Stockholder as provided in the Purchase Agreement, the Registration Statement and the Prospectus will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael Tenta
Michael Tenta